FOR IMMEDIATE RELEASE Castle Brands Inc. 570 Lexington Avenue New York, NY 10022 646-356-0200 www.castlebrandsinc.com
Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@castlebrandsinc.com

Castle Brands Announces Fiscal 2008 Second Quarter Results

• Boru Vodka Momentum Continues

NEW YORK, NY, November 13, 2007. Castle Brands Inc. (AMEX:ROX), an emerging international importer and marketer of premium spirits, today reported financial results for its second quarter fiscal 2008 ended September 30, 2007.

Led by a 70% increase in U.S. case sales of Boru Vodka and a 107% increase in U.S. case sales of whiskey, which includes growth resulting from the addition of the McLain & Kyne bourbon brands, U.S. case sales increased 26% year over year to 60,769 nine liter cases in the second quarter of fiscal 2008.

International case sales were up 17% in the quarter to 37,568 cases. The stronger growth reflects a change in distributors in key international markets, as new routes to market were accessed in the United Kingdom, as well as positive distributor response to the new Boru bottle launch in Europe. Overall, global case sales in the second quarter were up 23% to 98,337 nine liter cases.

Mark Andrews, the Company’s Chief Executive Officer, commented, “I am pleased with the rebound in momentum exhibited during the second quarter, which we had anticipated following certain anomalies that artificially depressed first quarter sales growth.” Mr. Andrews continued, “The launch of the new Boru packaging in both the U.S. and Europe continues to be a major success for the Company, as evidenced by a 70% increase in case sales in the U.S. during the second quarter and a 22% increase in international case sales.”

Mr. Andrews further commented, “We remain focused on several initiatives that we have underway to drive revenue growth in both the U.S. and Europe. These include a repackaging of our Clontarf Irish Whiskey, further emphasis on Gosling’s marketing, increasing on-premise distribution of Pallini Limoncello and our continuing exploration of expansions to our portfolio, including an increased focus on adding agency brands.”

Review of the Quarter

For the second quarter fiscal year 2008, Castle Brands reported net sales of $8.9 million, representing a 43% increase over the prior year quarter. Gross profit for the second quarter fiscal year 2008 increased 23% to $2.5 million, up from $2.0 million in the prior year quarter, reflecting an increased level of sales.

Castle Brands’ selling expense decreased 6% to $4.4 million in the quarter ended September 30, 2007 from $4.7 million in the prior year quarter. This was a result of a combination of reduced overall spend and the timing of certain advertising promotional programs, including decreases in distributor incentives and sales support costs of $0.2 million. This was offset in part by an increase in personnel to strengthen the sales and marketing teams. Selling expenses as a percentage of revenue decreased to 50% in the second fiscal quarter of 2008 from 75% in the comparable period in the prior year.

General and administrative (G&A) expenses increased to $2.1 million in the second quarter of fiscal 2008 as compared to $1.9 million in the second quarter of fiscal 2007. G&A expenses as a percentage of revenue decreased to 23% in the quarter, compared to 30% for the comparable period in the prior year.

As a result of the foregoing, the Company reported a net loss attributable to common stockholders of $3.3 million, or $(0.21) per share, in the second quarter of fiscal 2008 as compared to a net loss attributable to common stockholders of $4.2 million, or $(0.35) per share, in the second quarter of fiscal 2007.

“Sales increased substantially, while losses in this quarter narrowed over the comparable period last year. We see these as positive trends”. commented Andrews.

Balance Sheet

Cash and equivalents, together with short-term investments, totaled $11.6 million at September 30, 2007.

Conference Call

Castle Brands will host a conference call to discuss second quarter results on Tuesday, November 13, 2007 at 4:30 p.m. ET. All interested parties in the U.S. are invited to join the conference by dialing 1-888-724-9518 and asking for the Castle Brands call. International callers should dial 1-913-312-0720. No passcode needed. The conference call will be webcast and can be accessed from the Investor Relations section of the Company’s website at company www.castlebrandsinc.com.

For those unable to participate in the live call, a replay will be available by calling

1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The access code is 4923553. The replay will be available from 7:30 p.m. ET on November 13, 2007 through 11:59 p.m. ET on November 20, 2007.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, whiskey and liqueurs. Castle Brands’ portfolio includes Boru(R) Vodka, Gosling’s Rum(R), Sea Wynde(R) Rum, Knappogue Castle Whiskey(R), Clontarf(R) Irish Whiskey, Jefferson’s(TM) and Jefferson’s Reserve(R) Bourbon, Sam Houston(R) Bourbon, Celtic Crossing(R) Liqueur, Pallini(R) Limoncello(TM), Raspicello(TM) and Peachcello(TM) and Brady’s(R) Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward looking statements. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2007 filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

ROX- E

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

(unaudited)

	Three-months Ended September 30,		Six-months Ended September 30,
	2007	2006	2007	2006

Sales, net	$8,920,952	$6,252,062	$14,545,037	$11,712,467
Cost of sales	6,436,721	4,231,445	9,941,259	7,795,504
Gross profit	2,484,231	2,020,617	4,603,778	3,916,963
Selling	4,436,622	4,694,074	8,674,230	8,236,646
General and administrative expense	2,091,109	1,898,702	4,152,029	4,134,493
Depreciation and amortization	284,274	245,794	555,701	480,288
Net operating loss	(4,327,774)	(4,817,953)	(8,778,182)	(8,934,464)
Other income	—	2,644	—	3,944
Other expense	(10,297)	(9,558)	(21,464)	(15,866)
Foreign exchange gain/(loss)	1,082,609	262,377	1,159,935	659,789
Interest expense, net	(313,354)	(75,931)	(800,814)	(498,607)
Write-off of deferred financing costs in connection with conversion of 6% subordinated convertible notes	—	—	—	(295,368)
Current (charge)/credit on derivative financial instrument	—	(8,666)	189,397	(10,858)
Income tax benefit	37,038	37,038	74,076	74,076
Minority interests	251,020	391,855	491,390	735,214
Net loss	(3,280,758)	(4,218,194)	(7,685,662)	(8,282,140)
Preferred stock dividends	—	—	—	48,238
Net loss attributable to common stockholders	$(3,280,758)	$(4,218,194)	$(7,685,662)	$(8,330,378)
Net loss attributable to common stockholders per common share
Basic	$(0.21)	$(0.35)	$(0.52)	$(0.71)
Diluted	$(0.21)	$(0.35)	$(0.52)	$(0.71)
Weighted average shares used in computation
Basic	15,629,776	12,009,741	14,898,083	11,716,233
Diluted	15,629,776	12,009,741	14,898,083	11,716,233

CASTLE BRANDS INC. AND SUBSIDIARES

Condensed Consolidated Balance Sheet

	September 30, 2007	March 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,545,013	$1,004,957
Short-term investments	8,053,106	5,912,464
Accounts receivable – net of allowance for doubtful accounts of $196,135 and $352,458	10,669,957	6,503,449
Due from affiliates	11,054	10,328
Inventories	13,635,850	10,716,983
Prepaid expenses and other current assets	1,645,507	1,585,901
TOTAL CURRENT ASSETS	37,560,487	25,734,082
EQUIPMENT – net	759,529	643,753
OTHER ASSETS
Intangible assets – net of accumulated amortization of $2,692,630 and $2,233,808	13,951,694	13,813,596
Goodwill	12,495,287	13,036,650
Restricted cash	716,362	502,643
Other assets	473,302	795,237
TOTAL ASSETS	$65,956,661	$54,525,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of notes payable and capital leases	$464,327	$419,308
Accounts payable	4,096,337	5,150,535
Accrued expenses, put warrant payable and derivative instrument	2,793,368	1,987,669
Due to stockholders and affiliates	1,433,810	1,092,755
TOTAL CURRENT LIABILITIES	8,787,842	8,650,267
LONG TERM LIABILITIES
Senior notes payable	9,501,985	9,354,861
Notes payable and capital leases, less current maturities	9,003,296	9,005,207
Deferred tax liability	2,481,292	2,555,368
	29,774,415	29,565,703
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	916,255	1,407,645
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized; 15,629,776 and 12,109,741 shares issued and outstanding at September 30, and March 31, 2007, respectively	156,298	121,098
Additional paid in capital	104,210,150	84,086,710
Accumulated deficiency	(67,647,899)	(59,962,237)
Accumulated other comprehensive loss	(1,452,558)	(692,958)
TOTAL STOCKHOLDERS’ EQUITY	35,265,991	23,552,613
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,956,661	$54,525,961

CASTLE BRANDS INC. AND SUBSIDIARIES

Geographic and Category Case Sales

	Three months ended September FY '08		Six months ended September FY '08
	FY’08	FY’07	FY’08	FY’07
Total
United States	60,769	48,062	105,492	90,591
International	37,568	32,011	67,015	59,976
Total	98,337	80,073	172,507	150,567

Vodka
United States	26,117	15,342	44,568	29,708
International	29,015	23,829	46,561	43,327
Total	55,132	39,171	91,129	73,035

Rum
Unites States	17,181	19,179	32,058	34,919
International	1,970	3,942	9,863	8,065
Total	19,151	23,121	41,921	42,984

Whiskey
United States	2,419	1,167	4,773	2,354
International	4,557	3,451	7,188	7,126
Total	6,976	4,618	11,961	9,480

Liqueurs/Cordials
United States	15,052	12,374	24,093	23,610
International	2,026	789	3,403	1,458
Total	17,078	13,163	27,496	25,068

###